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     This report is signed on behalf of the Registrant in
the City of Newark and State of New Jersey on the 1st day of March, 1999.



                The Prudential Series Fund, Inc.
                       File No. 811-03623




Witness: /s/ Caren Cunningham______               By: /s/
Grace Torres____
     Caren Cunningham                        Grace Torres
     Secretary                          Treasurer